Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2009 Annual Report to Shareholders, which is incorporated in ADTRAN, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference of our report dated February 26, 2010 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Birmingham, Alabama
July 30, 2010